Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of The First Bancshares, Inc of our report dated March 12, 2021 on the consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the year ended December 31, 2020 appearing in the Annual Report on Form 10-K of The First Bancshares, Inc. for the year ended December 31, 2022, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Atlanta, Georgia

August 22, 2023